Exhibit 10.56

Roll No: 1827/ B / 2006

Done this 31st day of July 2006 at Munich

Before the undersigned notary

Alexander Benesch

with his offices at Leopoldstraße 18, 80802 Munich,

appeared today

1. Ms. Sabine Heinrich, born 2nd of March 1978, with her business address c/o SJ Berwin LLP, Maria-Theresia-Straße 5, 81625 Munich, who is not acting in his own name, but on the basis of purported powers of attorney (auf Grund behaupteter Vollmachten), excluding any personal liability, in the name of each of

(a) Monotype Imaging Holdings Corp., a Delaware corporation with business address 500 Unicorn Park Drive, 2nd floor, Woburn, MA 01801, U.S.A.,

(b) Blitz 06-683 GmbH (in the future, after change of company name becomes effective, Monotype Imaging Germany GmbH), a German limited liability company with its seat in Munich; the relocation of the seat to Bad Homburg has been resolved but not yet entered in the commercial register

The contracting parties will provide evidence of the respective power of representation (Vertretungsnachweise) amongst one another. Each of them hereby waives to have any evidence of power of representation attached to this deed.

2. Dr. Wolfgang Kircher, born 10`h of December 1970, with his business address c/o Hogan & Hartson Raue LLP, Schackstraße 1, 80539 Munchen, who is not acting in his own name, but on the basis of a purported power of attorney, excluding any personal liability, in the name of

Wells Fargo Foothill, Inc., a California corporation with business address One Boston Place, Boston, MA 02108, U.S.A., which, in turn, is acting in its own name and, on the basis of purported powers of attorney, in the name of each of the lenders listed in Exhibit I

(hereinafter these institutions and Wells Fargo Foothill, Inc. each referred to as the “Lender”, collectively as the “Lenders”).

The contracting parties will provide evidence of the respective power of representation (Verfretungsnachweise) amongst one another. Each of them hereby waives to have any evidence of power of representation attached to this deed.

The person appearing under No. 1 established his identity by her identity card (Personalausweis) No. 802331576.

The person appearing under No. 2 established his identity by his identity card (Personalausweis) no 5184043939.

The persons appearing requested (i) the notarisation of the following Share Pledge Agreement in order to create a pledge over a part in the amount of EUR 16,250 of a share of EUR 24,750 in Blitz 06-683 GmbH and (ii) that their declarations be made in the English language. The officiating notary, who has a good command of the English language, confirmed that the persons appearing also have a good command of the English language. The parties waived their right to a translation after having been informed thereof by the officiating notary.

On enquiry it was concluded by all parties that no prior involvement of the officiating notary exists within the meaning of Section 3 sub-section 1 no. 7 of the German Act on Public Recordings-BeurkG.

The persons appearing declared and accepted each for the parties represented by them that they do not assume any personal liability in connection with their acting as attorneys in fact, in particular with respect to the validity of the powers of attorney.

Requesting notarisation thereof, the persons appearing then declared the following:

THIS SHARE PLEDGE AGREEMENT (this “Agreement”) is entered into as of July 31, 2006 by and among Monotype Imaging Holdings Corp., a Delaware corporation 1 “Pledgor”), Blitz 06-683 GmbH, a German limited liability company (“German Holdings”), Wells Fargo Foothill, Inc., a California corporation, as agent (“Agent”) and the Lenders (hereinafter together with the Agent referred to each as an “Original Pledgee” and collectively as the “Original Pledgees” and together with any Future Pledgee (as defined below), each as a “Pledgee” and collectively as the “Pledgees”).

WHEREAS:

(A) German Holdings was acquired as shelf company by the Pledgor to acquire certain shares in Linotype GmbH with its seat in Bad Homburg v.d.Höhe from Heidelberger Druckmaschinen Aktiengesellschaft (“Linotype Seller”), and the Pledgor intends to acquire certain assets from the Linotype Seller, all pursuant to a share purchase agreement dated as of or about the date hereof by and among Linotype Seller and the Pledgor and German Holdings (collectively, the “Linotype Acquisition”).

(B) In connection with the Linotype Acquisition, the Pledgor (as Parent), the Agent, the Original Pledgees, Monotype Imaging, Inc and International Typeface Corporation have entered into that certain Second Amendment To, and Consent and Waiver Under, Credit Agreement dated July 28, 2006. The credit agreement by and among Monotype Imaging Holdings Corp., Imaging Acquisition Corporation, Agfa Monotype Corporation and International Typeface Corporation, the lenders that are signatories thereto and Wells Fargo Foothill, Inc., dated November 5, 2004, as amended by (i) that certain First Amendment to, and Waiver and Consent under, Credit Agreement, Investor Intercreditor Agreement and Security Agreement dated August 24, 2005 and (ii) the aforementioned Second Amendment is hereinafter referred to as the “Amended Credit Agreement”. After restructuring, the parties to the Amended Credit Agreement are: Monotype Imaging Holdings Corp., a Delaware corporation, Monotype Imaging, Inc., a Delaware corporation, International Typeface Corporation, a New York corporation, the lenders that are signatories thereto and Wells Fargo Foothill, Inc., a California corporation.

(C) It is a condition precedent under the Amended Credit Agreement that the Pledgor enters into this Agreement.

NOW, IT IS HEREBY AGREED as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. In this Agreement:

“Collateral Documents” means any document providing for a security interest in favor of the Secured Parties (or any of them) in respect of the Secured Obligations.

“Enforcement Event” means that an Event of Default has occurred and notice of the intention to enforce all or any of the security interests granted under this Agreement has been given to the Pledgor by the Agent.

“Event of Default” means an event which would, inter alia, entitle the Secured Parties to cancel their commitments under the Amended Credit Agreement and/or to declare any amounts outstanding under any Loan Document due and payable.

“Fee Letter” means that certain amended fee letter dated as of or about the date hereof between, inter alia, the Pledgor as Parent and the Agent, as the same may be amended.

“Future Pledgee” means any person, which by way of transfer, assignment, novation, succession or otherwise becomes a pledgee hereunder, other than an Original Pledgee.

“Future Shares” means all additional shares in the capital of German Holdings in whatever nominal value which the Pledgor may acquire in the future in the event of an increase of share capital of German Holdings or otherwise.

“Loan Documents” means the Amended Credit Agreement, each Collateral Document, the Fee Letter and any certificate, letter or other document executed in connection with, or pursuant to, the Amended Credit Agreement.

“Loan Parties” means the borrowers and the guarantors under the Amended Credit Agreement and each entity that shall have become a borrower or guarantor under the Amended Credit Agreement and “Loan Party” means any of them.

“Secured Obligations” means any and all obligations (present and future, actual and contingent, matured or not matured, liquidated or unliquidated, whether incurred solely or jointly with any other person and whether as principal or surety, in any currency or currencies, together with all interest accruing thereon (calculated in accordance with the Amended Credit Agreement), whether before or after judgment, and all costs, charges and expenses incurred in connection therewith) which are or become due, owing or payable by any Loan Party to the Pledgees (or any of them) (including any Future Pledgee by way of transfer or assignment (Einzel- und/oder Gesamtrechtsnachfolge including Vertragsübernahme) or novation (Novation) of any right or obligation as provided under the relevant Loan Document) under the Loan Documents (as each may be amended, varied, novated, supplemented or extended from time to time), and including, but without limitation to, any guarantee provided for in the Loan Documents) and any claims of the Pledgees (or any of them) arising under any abstract acknowledgement of indebtedness (abstraktes Schuldanerkenntnis) granted in relation to the Loan Documents and any claims of the Agent in its capacity as the joint and several creditor (Gesamtgläubiger) of each and every obligation of any Loan Party towards each of the Pledgees under the Loan Documents, and including obligations arising in connection with advances made under the Amended Credit Agreement during any extension period or by any transferee thereunder. The Secured Obligations shall, for the avoidance of doubt, also include obligations incurred by any Loan Party on or after the opening of insolvency proceedings, shall apply to any Loan Party irrespective of its corporate structure and, if applicable, any corporate restructuring or transformation of any Loan Party and shall also apply to any contingent obligations of any Loan Party towards any of the Pledgees on the grounds of any invalidity or unenforceability of any Loan Document, in particular claims on the grounds of unjustified enrichment (ungerechtfertigte Bereicherung).

“Secured Parties” means the Agent and the Pledgees.

1.2. A reference to any person in this Agreement includes such person’s successors, transferees and assignees.

Words importing the singular shall include the plural and vice versa unless the context requires otherwise.

SECTION 2. PLEDGED SHARES

The Pledgor holds all shares of German Holdings, consisting of two shares-one with a nominal value of EUR 24,750 (“Share 1”) and one with a nominal value of EUR 250 (“Share 2”) - with the aggregate stated share capital (Stammkapital) of EUR 25,000 (collectively, the “Existing Share”).

SECTION 3. PLEDGE

3.1. The Pledgor hereby grants first ranking pledges to each of the Pledgees over such part of Share 1 that has a nominal value of EUR 16,250 (i.e. 65% of the aggregate share capital of EUR 25,000) and 65% of the Future Shares in German Holdings (such part of Share 1 that has a nominal value of EUR 16,250 and 65% of the Future Shares are hereinafter referred to as the “Shares”) together with all ancillary rights and claims associated with the Shares referred to in Clause 5 hereof (together the “Pledges” and each a “Pledge”).

3.2. The Pledges shall be separate and shall rank equally with each other. The Pledges shall rank ahead of any other security interest or third party right now in existence or created in future in or over any of the Shares. The validity and effect of each of the Pledges shall be independent from the validity and the effect of the other Pledges created hereunder.

3.3. Each Pledgee hereby accepts its Pledge for itself. The Agent, as representative without power of attorney (Vertreter ohne Vertretungsmacht), accepts the respective Pledge for and on behalf of each Future Pledgee in relation to the Loan Documents. Each Future Pledgee to whom any claim or part of a claim arising under any Loan Document will have been transferred (including, for the avoidance of doubt, a transfer by way of novation (Novation)) in accordance with the relevant provisions of the relevant Loan Document ratifies such acceptance (Genehmigung der Erklärung des Vertreters ohne Vertretungsmacht) for itself by accepting such transfer, thereby becoming a Pledgee, it being understood that any future or conditional claim (zukünftiger oder bedingter Anspruch) of such Future Pledgee arising under any Loan Document (in each case, for the avoidance of doubt, as amended, varied, novated, supplemented or extended from time to time) shall be secured by the Pledges constituted hereunder. All parties hereby confirm that the validity of the Pledges granted hereunder shall not be affected by the Agent acting as representative without power of attorney for each Future Pledgee.

3.4. German Holdings hereby declares its consent (i) to the Pledges and (ii) pursuant to Section 17 of the German Act Pertaining to Limited Liability Companies (GmbHG) to the splitting of its Existing Share, as described in Clause 3.1, in the event of a sale in the course of the enforcement of the pledge. The Pledgor as sole shareholder of German Holdings approves of such consent. The Pledgor undertakes to procure German Holdings’ consent to the splitting of any Future Shares in accordance with Clause 3.1 without delay after the creation of such Future Shares.

3.5. The pledge over a part of Share 1 as agreed in the preceding paragraphs is hereby notified to German Holdings in accordance with section 16 paragraph 1 GmbHG. German Holdings hereby confirms that it has taken notice of such notification.

SECTION 4. PURPOSE OF THE PLEDGES

The Pledges are constituted in order to secure the prompt and complete satisfaction of any and all Secured Obligations.

SECTION 5. SCOPE OF THE PLEDGES

5.1. The Pledges constituted by this Agreement include the present and future rights to receive

5.1.1 dividends payable in relation to the Shares, if any;

5.1.2 liquidation proceeds (Liquidationserlöse), consideration for redemption (Einziehungsentgelt), repaid capital in case of a capital decrease (Kapitalherabsetzung) or repaid capital surplus or paid-in surplus, any compensation in case of termination (Kündigung) and/or withdrawal (Austritt) of a shareholder of German Holdings, the surplus in case of surrender (Preisgabe);

5.1.3 all other pecuniary claims associated with the Shares, including without limitation any proceeds or other consideration generated as a result of any transfer of the Shares; and

5.1.4 newly issued or other additional shares in German Holdings.

5.2. Notwithstanding that the dividends are pledged hereunder, the Pledgor shall be entitled to receive and retain all dividend payments whether in cash, by the issue of any loan note or debt instrument or in specie in respect of the Shares until such time as an Event of Default has occurred.

5.3. Notwithstanding Clause 5.2 above, (i) distributions as set forth in Clauses 5.1.2 and 5.1.3, (ii) distributions paid or payable (a) other than in cash (Sachdividenden) or (b) in respect of an instrument or other asset received in respect of, or in exchange for, the Shares and (iii) cash or other asset or instrument paid, payable or otherwise distributed in respect of principal of the Shares shall, with effect from the creation of the Pledges, forthwith be delivered to the Agent, acting for and on behalf of the Pledgees, to be held as security and shall, if received by the Pledgor, be received as holder for the Pledgees and segregated from the other property or funds of the Pledgor and be forthwith delivered to the Agent, acting for and on behalf of the

Pledgees as security in the same form as so received (with any necessary endorsement), unless, in the case of (ii) or (iii) above, such distribution is in the ordinary course of business. Any further reaching obligations of German Holdings and/or the Pledgor in respect of the use of profits and/or dividends shall not be affected by this Clause 5.3.

SECTION 6. EXERCISE OF VOTING RIGHTS

6.1. The voting rights relating to the Shares remain with the Pledgor. The Pledgor, however, shall at all times until the full satisfaction of all Secured Obligations or the release of the Pledges be required, in exercising its voting rights, to act in good faith to ensure that the Pledges are not in any way adversely affected. The Pledgor undertakes to exercise its voting rights from time to time in such a way that, without the prior consent of the Pledgees (which consent may not unreasonably be withheld or delayed) no resolutions are passed which adversely affect the value of the Shares (other than by way of dividend distributions in the ordinary course of business), in particular, but not limited to, the reduction or increase of the share capital of German Holdings, any merger of German Holdings or its liquidation, dissolution or the termination of its existence or the cessation of its business or part of its business.

6.2. The Pledgor shall not take, or participate in, any action which results or might result in the Pledgor’s loss of ownership of the Shares, and any other transaction which would have the same result as a sale, transfer, encumbrance or other disposal of the relevant Shares or which would for any other reason be inconsistent with the security interest of the Pledgees or the security purpose (as described in Clause 4 hereof) or defeat, impair or circumvent the rights of the Pledgees without the prior written consent of the Pledgees.

6.3. The Pledgor shall inform the Pledgees by notification to the Agent without undue delay of all matters concerning German Holdings of which it is aware and which could materially adversely affect the security interest of the Pledgees. In particular, the Pledgor shall (i) notify the Pledgees by notification to the Agent forthwith of any shareholders’ meeting at which a shareholders’ resolution is intended to be adopted which could have a material adverse effect upon any of the Pledges and (ii) send to the Agent without undue delay a copy of the minutes of any such shareholders’ meeting. The Pledgor shall allow, following an Event of Default, the Agent (acting on behalf of the Pledgees) or, as the case may be, its proxy or any other person designated by the Pledgees to participate in all such shareholders’ meetings of German Holdings. Subject to the provision contained in Clause 15.1 hereof, the Pledgees’ right to attend the shareholders’ meetings shall lapse immediately upon complete satisfaction and discharge of the Secured Obligations. Without prejudice to the aforesaid, as long as any of the Pledges remain in effect, the Pledgor shall send to the Agent a copy of the minutes of any ordinary or extraordinary shareholders’ meeting relating to German Holdings.

SECTION 7. THE PLEDGEES’ RIGHT OF ENFORCEMENT

7.1. If the requirements set forth in Sections 1273, 1204 et seq. of the German Civil Code (HGB) and Section 368 of the German Commercial Code (HGB) with regard to the enforcement of the Pledges are satisfied (Pfandreife), in particular, if

7.1.1 any Loan Party has failed to pay any sum due and payable under the Secured Obligations and the Secured Obligations have been declared immediately due and payable by the Pledgees acting through the Agent by serving a written notice on the relevant Loan Party, or

7.1.2 any Loan Party has failed to pay any sum due and payable under the Secured Obligations and the Secured Obligations have been declared to be due and payable by written notice to the relevant Loan Party by the Agent at a certain date or within a certain period of time specified in such notice, and an Enforcement Event has occurred then, in order to enforce the Pledges, the Pledgees acting through the Agent may at any time thereafter avail themselves of all rights and remedies that a pledgee has upon the default of a pledgor under the laws of the Federal Republic of Germany. The Pledgees shall be entitled to have all the Shares sold at public auction or any other permitted proceeding without a prior court ruling or court proceeding (vollstreckbarer Titel) notwithstanding Section 1277 of the German Civil Code (BGB). In the event of an enforcement by way of public auction, the Pledgor hereby expressly agrees that five (5) business days prior written notice to the Pledgor of the place and time of any such public auction shall be sufficient. The public auction may take place at any place in the Federal Republic of Germany.

7.2. The Pledgor shall bear all costs and fees (including costs for court proceedings and legal fees) and turnover tax, if any, in connection with the realisation of the Pledges. The Pledgor shall, at its own expense, render forthwith all assistance reasonably necessary in order to facilitate the prompt exercise by the Pledgees (or any of them) acting through the Agent of any right the Pledgees may have under German law.

7.3. Until the Secured Obligations have been satisfied and discharged in full, the Agent, acting for and on behalf of the Pledgees, shall be entitled to treat all enforcement proceeds which have not been applied or must not be applied in satisfaction of the Secured Obligations as additional collateral for the Secured Obligations for the benefit of the Pledgees.

7.4. Provided that the requirements for enforcement referred to under Clause 7.1 above are satisfied, and with effect from the creation of the Pledges, all subsequent dividend payments, if any, which will be made to the Pledgor and, as the case may be, all payments based on similar ancillary rights attributed to the Shares may be applied by the Pledgees acting through the Agent in satisfaction in whole or in part of the Secured Obligations or treated as additional collateral.

7.5. Even if the requirements for enforcement referred to under Clause 7.1 above are satisfied, the Pledgees shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Shares. However, the Pledgor shall, upon the occurrence of an Event of Default, have the obligations and the Pled gees shall have the rights set forth in Clause 6.3 above regardless of which resolutions are intended to be adopted.

7.6. The proceeds from the enforcement of the Pledges shall, after deduction of enforcement costs which are to be borne by the Pledgor in accordance with Clause 7.2, be paid to the Agent.

7.7. The Agent acting for and on behalf of the Pledgees may, in its sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Secured Obligations.

7.8. After the complete, unconditional, irrevocable and full payment and discharge of all Secured Obligations any remaining proceeds resulting from the enforcement of the Pledges (or part thereof) shall be transferred to the Pledgor at its own cost and expense.

SECTION 8. RELEASE OF PLEDGES (PFANDFREIGABE)

8.1. Upon complete and irrevocable satisfaction of the Secured Obligations, the Pledgees’ rights hereunder shall lapse and the Pledgees (represented by the Agent) will as soon as reasonably practical confirm in writing the release of the Pledges (Pfandfreigabe) to the Pledgor. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Secured Obligations, the Pledges, due to their accessory nature (Akzessorietät) cease to exist by operation of mandatory German law.

8.2. At any time when the total value of the aggregate security granted by the Pledgor and the other Loan Parties to secure the Secured Obligations (the “Security”) which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the Secured Obligations (the “Limit”) not only temporarily, the Pledgees shall upon the demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgees may in their reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

8.3. In addition to those valuation procedures stated in any other document constituting security interests in respect of the Secured Obligations, the Pledgor and the Pledgees agree that for the purposes of Clause 8.2, the realisable value of the Shares shall be equal to the value of the Shares as calculated on the basis of the Tax Valuation Act (Bewertungsgesetz) and the General Valuation Rules (Stuttgarter Verfahren) with regard to the valuation of GmbH-Shares, taking into account the low fungibility of the Shares and possible deficiencies in enforcement proceeds, provided, however, that the Pledgor or the Pledgees may demand a reassessment of the realisable value of all or part of the Security if, in their reasonable opinion, there have been material changes (which are not temporary changes) with respect to the value of all or part of the Security which justify such reassessment.

8.4. If the Pledgor will not have consummated the acquisition of certain shares of Linotype GmbH as contemplated in Preamble (A) within four weeks of the date of this deed, the Pledgees (represented by the Agent) will at the written request of the Pledgor as soon as reasonably practical after the lapse of such four week period release the Pledges (Pfandfreigabe) to the Pledgor.

SECTION 9. UNDERTAKINGS OF THE PLEDGOR

9.1. During the term of this Agreement, the Pledgor undertakes to each of the Pledgees:

9.1.1 to take all actions or make all declarations the Agent may reasonably require for perfecting, protecting or enforcing the Pledges intended to be created by this Agreement at its own cost and expense;

9.1.2 except for pledges over the Shares for the benefit of D.B. Zwirn Special Opportunities Fund, L.P. and certain other pledgees as listed on Exhibit 9.1.2 that rank behind the pledges created hereby (the “Second Ranking Pledges”): not to create or permit to subsist any encumbrance over all or any of the Shares or any interest therein or otherwise sell, transfer or dispose of the whole or any part of such Shares or any interest therein (including, for the avoidance of doubt, any transfer by means of universal or partial succession (Gesamtrechtsnachfolge, partielle Gesamtrechtsnachfolge)) or knowingly do or permit to be done, anything out of the ordinary course of business which might reasonably be expected to depreciate, jeopardise or otherwise directly or indirectly prejudice the value of such Shares or any interest therein without the prior written consent of the Agent, acting for and on behalf of the Pledgees;

9.1.3 to obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations applicable to enable the Pledgor lawfully to enter into and perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement;

9.1.4 to effect promptly any payments to be made in respect of the Shares;

9.1.5 to notify the Agent promptly of any event or circumstance which might reasonably be expected to have a material adverse effect on the security interest granted hereunder;

9.1.6 in the event of any increase of the capital of German Holdings or in the event of or in connection with any redemption (Einziehung) or any other similar event (including without limitation any subsequent new issuance of shares (Neubildung, Revalorisierung)) relating to any Shares, not to permit, without the prior written consent of the Pledgees acting through the Agent (which consent shall not unreasonably be withheld or delayed), any other party (other than in the proportion of its current shareholding) to subscribe to any shares resulting from any of the aforesaid in respect of German Holdings, and not to defeat, impair or circumvent in any way the rights of the Pledgees created hereunder;

9.1.7 to refrain from any acts or omissions, the purpose or effect of which is the dilution of the value of the Shares (other than dividend distributions in the ordinary course of business) or such Shares ceasing to exist;

9.1.8 to notify the Agent without undue delay of any change in the shareholding in, or the capital contributions to, German Holdings or of any change in the articles of association or the registration of German Holdings in the commercial register and to supply the Agent with a copy of the extract from the commercial register without undue delay after registration of such change has been effected;

9.1.9 at the Agent’s request and upon notice being given to the Pledgor, to furnish to the Agent such information concerning the relevant Shares as is available to the Pledgor, to permit the Agent and its designees to inspect, audit and make copies of and extracts from all records and all other papers in the possession of the Pledgor which pertain to the relevant Shares at all reasonable times during normal business hours, and, upon the request of the Agent, to deliver to the Agent copies of all such records and papers;

9.1.10 to notify the Agent without undue delay of any attachment (Pfändung) and/or any third parties bringing claims with respect to the relevant Shares and rights set out in Clause 5.1 which could jeopardise the Pledges or impair their value; and

9.1.11 not to amend the articles of association of German Holdings in a manner which forbids the split of the shares in German Holdings.

9.2. A consent required from the Agent under this Clause 9 may in any event be withheld if the Pledgor cannot provide evidence to the satisfaction of the Agent that the contemplated action for which such consent is required would maintain the full legal and economic quality and effectiveness of the security granted to the Pledgees under this Agreement; in particular the Pledgees may at all times request to hold a pledge over the Shares (and in the case of a merger an equivalent security interest over the shares and/or interests in the surviving entity) of German Holdings in accordance with the terms of this Agreement.

SECTION 10. REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants by way of an independent declaration of gurantee (unabhängiges Garantieversprechen) to each of the Pledgees that:

10.1. it holds the Existing Share in German Holdings;

10.2. German Holdings and the Pledgor itself are validly existing and German Holdings is neither unable to pay its debts as and when they fall due (zahlungsunfähig), over-indebted (überschuldet) nor subject to imminent illiquidity (drohende Zahlungsunfähigkeit) (all within the meaning of Sections 17 to 19, inclusive, of the German Insolvency Act (InsO)) or subject to any insolvency proceedings (lnsolvenzverfahren) and the Pledgor is not subject to any similar events pursuant to the law of the relevant jurisdiction relating to the Pledgor;

10.3. except for any consent to the splitting of any Future Shares as described in Clause 3.4, the validity and enforceability of this Agreement is not subject to any consent or other (legal or non-legal) requirement or condition which has not been obtained, and a shareholders’ resolution approving this Agreement has been obtained, where necessary;

10.4. it is and will be the sole legal and beneficial (wirtschaftlicher) owner of all Shares and it is not subject to any restriction of any kind (other than the restrictions provided for in the Loan Documents) and has the corporate power and the authority to enter into this Agreement;

10.5. the Shares are free from any encumbrances (including pre-emption rights), save for the Pledges granted hereunder; for the avoidance of doubt, the representation and warranty under this Clause 10.5 excludes the Second Ranking Pledges;

10.6. the Existing Share is fully paid in and has not been repaid and any Future Share will be fully paid in, and as of the date hereof there is no nor will there be any obligation for a shareholder to make additional contributions (Einlagen, Agio, Nachschüsse or the like);

10.7. all facts capable of being entered into the commercial register of German Holdings have been entered into the commercial register;

10.8. the place from which German Holdings is in fact administered and where all material managerial decisions are taken (tatsächlicher Verwaltungssitz) is situated in the Federal Republic of Germany; and

10.9. the Existing Share is the only share(s) in German Holdings in existence at the date hereof and there are no silent partnership agreements or similar arrangements by which a third party is entitled to a participation in the profits or revenue of German Holdings.

SECTION 11. WAIVER OF RIGHTS

11.1. The Pledgor hereby waives the rights it may have pursuant to Sections 1211 and 770 of the German Civil Code of revocation (Anfechtbarkeit) and set-off (Aufrechenbarkeit). In the case of enforcement Section 1225 of the German Civil Code shall not apply.

11.2. The parties agree that in the event of enforcement of the Pledges (or any of them) or in the event that the Pledgor repays any debt of any Loan Party under any of the Loan Documents (i) none of the Secured Obligations shall pass to the Pledgor (whether by subrogation or otherwise) and (ii) the Pledgor shall not be entitled to any right or claim (including any recourse claim (Rückgriffsanspruch) against any Loan Party) resulting therefrom in each case (i) and (ii) until complete satisfaction of the Secured Obligations.

SECTION 12. INDEMNITY

12.1. Neither the Agent nor the other Pledgees shall be liable for any loss or damage suffered by the Pledgor save in respect of such loss or damage which is suffered as a result of the wilful misconduct or gross negligence of the Agent or the other Pledgees.

12.2. The Pledgor will indemnify the Agent and each Pledgee and keep the Agent and each Pledgee, or attorney, manager, agent or other person appointed by the Agent, indemnified against any losses, actions, claims, expenses, demands and liabilities which may be incurred by or made against any of the Agent or the other Pledgees for anything done or omitted in the exercise or purported exercise of the powers contained herein and occasioned by any breach of the Pledgor of any of its obligations or undertakings herein contained other than to the extent that such losses, actions, claims, expenses, demands and liabilities are incurred or made against the Pledgees as a result of the wilful misconduct or gross negligence of the Pledgees or, as the case may be, the Agent.

SECTION 13. RELEASE FROM RESTRICTIONS ON SELF-DEALING

The Pledgees hereby release the Agent from the restrictions on self-dealing under Section 181 of the German Civil Code (BGB).

SECTION 14. ASSIGNEES AND TRANSFEREES

This Agreement shall be binding upon the parties hereto and their respective successors in law. The Agent and the Pledgees shall be entitled to assign or otherwise transfer any and all of their rights and duties under this Agreement to third parties. The Pledgor shall not be entitled to such transfer. The parties hereto hereby agree that any person who is an assignee and transferee of a Secured Party pursuant to the Loan Documents, upon such assignment and transfer being effected, becomes a Pledgee for the purposes of this Agreement.

SECTION 15. DURATION AND INDEPENDENCE

15.1. This Agreement shall remain in full force and effect until complete satisfaction of the Secured Obligations. In a case where the Pledges cease to exist as a consequence of (i) the Secured Obligations having been discharged only temporarily or (ii) the Amended Credit Agreement or any other Loan Document being novated, the Pledgor shall without delay grant to the Pledgees new pledges at such economic terms as come as close as possible to the Pledges.

15.2. This Agreement shall create a continuing security and no change, amendment, supplement or (where legally possible) novation whatsoever in the Amended Credit Agreement or in any other Loan Document shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor hereunder.

15.3. This Agreement is independent from any other security or guarantee which may have been or will be given to the Pledgees with respect to any obligation of the Pledgor. None of such other security interests shall prejudice, or shall be prejudiced by, or shall be merged in any way with, this Agreement.

SECTION 16. COSTS AND EXPENSES, COPIES

All costs, charges, fees and expenses together with any applicable value added tax arising from this Agreement or reasonably incurred in connection with its preparation, execution, notarial recording, amendments, restatements, novation, waivers, consents or suspension of rights or any proposal for any of the same (in each case including fees for legal advisers) relating to this Agreement shall be borne by the Pledgor.

Certified copies shall be received:

each party

the Tax Authority for Corporations

SECTION 17. NOTICES AND LANGUAGE

17.1. Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or sent by mail, fax transmission or cable (the latter two to be affirmed in writing) to the following addresses:

to the Pledgor:	Monotype Imaging Holdings Corp.

Address:	500 Unicorn Park Drive, 2nd floor, Woburn, MA 01801, U.S.A.

Fax:	+1 (781) 970-6001

Attention:	Jackie Arthur

with copies to:

Goodwin Procter LLP

Address:	Exchange Place, 53 State Street, Boston MA 02109, U.S.A.

Fax:	+1 (617) 523 1231

Attention:	Edward Matson Sibble, Jr., Esq

to the Pledgees:	Wells Fargo Foothill, Inc. in its capacity as Agent for and on behalf of the Pledgees

Address:	One Boston Place, Boston, MA 02108, U.S.A.

Fax:	+1 (617) 523-5839

Attention:	Business Finance Manager

with copies to:

Bingham McCutchen LLP

Address:	399 Park Avenue, New York, NY 10022, U.S.A.

Fax:	+1 (212) 702-3608

Attention:	Mark Joachim, Esq.

or to such address as the recipient may have notified in writing. Proof of posting or dispatch of any notice or communication to the Pledgor shall be deemed (widerlegbare Vermutung) to be proof of receipt in the case of a letter, on the second business day (but in the case of a letter being shipped from one country to another: on the third business day) in the country of receipt after posting and in the case of a fax transmission or cable on the business day in the country of receipt immediately following the date of its dispatch.

17.2. Save for the notice pursuant to Section 16 of the German Act Pertaining to Limited Liability Companies (GmbHG), any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail, except that where a German translation of a legal term appears in such text, the German translation shall prevail.

SECTION 18. PARTIAL INVALIDITY; NO IMPLIED WAIVER

18.1. Without prejudice to any other provision hereof, if at any time any one (or more) provision(s) hereof is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any party, or if the parties become aware of any omission (Vertragslücke) hereto of any terms which were intended to be included in this Agreement, such invalidity, illegality, unenforceability in such jurisdiction or with respect to such party or parties or such omission shall not, to the fullest extent permitted by applicable law, render invalid, illegal or unenforceable such provision or provisions in any other jurisdiction or with respect to any other party or parties hereto and shall not affect or impair the validity, legality and enforceability of the remaining provisions hereof. Such invalid, illegal or unenforceable provision or such omission shall be deemed to be replaced by the parties with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal, unenforceable or omitted provision.

18.2. No failure to exercise, nor any delay in exercising, on the part of the Agent or the other Pledgees (or any of them), any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

18.3. In particular, the Pledges shall not be affected and shall in any event extend to any and all Shares in German Holdings even if the number or nominal value of the Existing Share or the aggregate share capital of German Holdings as stated in Clause 2 are inaccurate or deviate from the actual facts.

SECTION 19. AMENDMENTS

Any amendments, changes or variations to this Agreement, including this Clause 19, shall be made in writing, unless notarial form by operation of law is required.

SECTION 20. COMPANY’S CONFIRMATION

German Holdings confirms that it has taken notice of this Agreement and of the pledges of rights pursuant to this Agreement.

SECTION 21. CHOICE OF LAW; PLACE OF JURISDICTION

21.1. This Agreement is governed by, and shall be construed in accordance with, the laws of the Federal Republic of Germany.

21.2. Each of the parties hereto irrevocably agrees that the District Court (Landgericht) Munich I (Munchen I), Federal Republic of Germany, shall, subject to Clause 21.3 below, have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such court.

21.3. The submission to the jurisdiction of the court referred to in Clause 21.2 shall not (and shall not be construed so as to) limit the right of the Pledgees to take proceedings against the Pledgor in any other court of competent jurisdiction, nor shall the taking of proceedings against the Pledgor in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

The officiating notary advised the parties hereto:

that a pledge is a security instrument of strictly accessory nature, that a pledge will not become effective prior to the valid creation and existence of the respective right or claim to be pledged and only if, to the extent that, and as long as, the underlying secured claims do in fact exist and the nexus (Verknüpfung) between the secured claims and the pledge is not dissolved, that the creditors of the secured claims and the pledgees must be identical, and that a person not being a party to this Notarial Deed may only become a pledgee if mandatory provisions of German law are respected;

that there is no bona fide creation, acquisition nor ranking of a pledge of shares of German limited liability companies (which means that the pledgee is not protected if the shares purported to be pledged do not exist, have not been legally acquired, have been previously transferred to a third party, or have been previously encumbered for the benefit of a third party), and that the notary has not examined whether the Pledgor is the owner of the Existing Share and whether the Existing Share has been transferred or encumbered previously;

that first priority pledge interests. will not be created unless each person appearing is duly authorized to represent the respective parties hereto for purposes of executing the agreement or the respective parties have subsequently ratified the declarations of the respective person appearing;

that the parties hereto are, by operation of law, jointly and severally liable with respect to the payment of all notarial fees, irrespective of any internal agreement passed in that respect.

The present deed with exhibits were read aloud in the presence of the notary to the persons appearing, approved by them and signed by the notary and the persons appearing in their own hands as follows:

/s/ Sabine Heinrich	/s/ Alexander Benesch
Sabine Heinrich	Alexander Benesch

/s/ Wolfgang Kircher
Wolfgang Kircher

Exhibit 1

Lenders

Wells Fargo Foothill, Inc., Boston, MA, United. States of America

D.B. Zwirn Special Opportunities Fund, L.P., New York, NY, United States of America

BERNARD NATIONAL LOAN INVESTORS, LTD., New York, NY, United States of America

Goldman Sachs Specialty Lending Holdings, Inc., New York, NY, United States of America

GSC Partners COO Fund IV, Limited, Florham, NJ, United States of America

GSC Partners COO Fund V, Limited, Florham, NJ, United States of America

GSC Partners COO Fund VI, Limited, Florham, NJ, United States of America

GSC Partners COO Fund VII, Limited, Florham, NJ, United States of America

GSC Partners Gemini Fund Limited, Florham, NJ, United States of America

GSC Capital Corp Loan Funding 2005-1, Florham, NJ, United States of America

Exhibit 9.1.2

Pledgees under Second Ranking Pledge

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P., New York, NY, United States of America

BERNARD NATIONAL LOAN INVESTORS, LTD., New York, NY, United States of America

BERNARD GLOBAL LOAN INVESTORS, LTD., New York, NY, United States of America

ACM, LLC, New York, NY, United States of America

HBK MASTER FUND L.P., Dallas, TX, United States of America

I hereby certify that this is a true copy of the original.

Munich, 1, August 2006

/s/ Alexander Benesch
Alexander Benesch
Notary Public